Exhibit 99.1
Charah Solutions, Inc. Reports First Quarter 2020 Results
$175 Million in New Business Awards in the First Quarter 2020
Reaffirmed 2020 Guidance Underpinned by Existing Contracts
Louisville, KY – May 12, 2020 – Charah Solutions, Inc. (NYSE: CHRA) a leading provider of environmental and maintenance services to the power generation industry, today announced financial results for the three months ended March 31, 2020. Net loss attributable to common stockholders for the three months ended March 31, 2020 was $14.4 million, or $0.48 per basic share, and net loss attributable to Charah Solutions, Inc. was $14.3 million, or $0.48 per basic share. Adjusted net loss attributable to Charah Solutions, Inc.(1) and Adjusted loss per basic share(1) for the three months ended March 31, 2020 were $5.7 million and $0.19, respectively, and Adjusted EBITDA(1) was $5.2 million.
Coronavirus Pandemic Update
“As the situation surrounding the disease caused by a novel coronavirus (“COVID-19”) continues to evolve, our highest priority remains the safety of our employees and customers,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions. “Charah Solutions provides mission-critical services to regulated utilities that must continue operating to provide power to the country, and I’m proud of the way we have partnered with our utility customers to maintain service continuity safely. To date, we have not had any significant work stoppages. We believe we are well-prepared to protect our staff and ensure continuity of service to our customers during this uncertain period, and we will continue to monitor this situation very closely.”
In light of the uncertain and rapidly evolving situation relating to the COVID-19 pandemic, in April 2020, we implemented a series of preemptive cost-cutting and cost savings initiatives across the Company including reductions in employee compensation, reductions in cash-based retainers to our Board of Directors, reduced hiring and significantly reducing discretionary spending. In addition, we are implementing applicable benefits of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).
Business Update
“Despite the uncertainty and disruption created by the COVID-19 pandemic, I’m very encouraged by the increases we are seeing in new award opportunities resulting from our customers’ announced and expected remediation initiatives in response to regulatory requirements and customer motivation. Utility companies are increasingly developing their plans to address the more than 1,000 regulatorily-mandated surface impoundment closures in the United States, including three major Southeastern utilities that have announced intentions to proceed with large ash pond remediation projects. We are seeing states becoming more prescriptive as to the means and methods of ash pond remediation, and the Environmental Protection Agency (“EPA”) is currently working with several states to establish their own ash recycling permit programs. Further, the EPA continues to work on its own regulatory requirements. We continue to see these movements as positive for Charah Solutions. As the only full-service provider of mission-critical ash management operations, environmental remediation and compliance services, maintenance and outage services, and byproduct sales for the utility industry, the Company is ideally situated to partner with these utilities to deliver on their impoundment closure needs,” said Mr. Sewell. “Though we are seeing some near-term delays in the timing of new project awards related to the COVID-19 pandemic, we expect to see our opportunities for remediation and compliance services and byproduct sales accelerate as utilities move forward with their closure plans. We also remain optimistic about our byproduct sales opportunities, driven by expectations for greater infrastructure spend, as we continue to expand the reach of our MultiSource® materials network and add new customers.”
“We had growth in our Maintenance and Technical Services operations as we saw increased scope and higher revenue from both our nuclear and fossil maintenance services during the first quarter. Our ability to expand our scope of outage maintenance work with our nuclear and fossil customers, as well as our ability to continue to provide essential daily operations and remediation services for our mission-critical utility customers, during this period of high uncertainty and disruption caused by the COVID-19 pandemic, speaks to the resiliency of our team and the mission-critical nature of our services. I want to again thank our dedicated Charah Solutions employees who are working every day to help our utility customers keep providing electricity,” added Mr. Sewell.
“As we stated in our last earnings communication, we anticipate that our recent growth in new awards and accelerating remediation and byproduct sales opportunities will contribute to results in 2020, and even more so in 2021 and beyond. Our customer base is growing and our geographic reach is expanding as customer motivation for our environmentally friendly, customized solutions to recycling and remediating ash byproducts increases across the United States. We remain committed to keeping our employees safe, keeping our customers’ mission-critical operations running, and taking actions expected to preserve cash, strengthen our balance sheet, and enhance long-term value while positioning ourselves to take advantage of the expanding market opportunities,” concluded Mr. Sewell.

Summary of Financial Results

	Three Months Ended
	March 31,
(Unaudited, in thousands, except per share and margin data)	2020	2019
Revenue	$164,631	$163,258
Gross profit	10,797	15,379
Gross margin	6.6%	9.4%
Net loss attributable to Charah Solutions, Inc.	(14,250)	(2,819)
Net loss attributable to common stockholders	(14,361)	(2,819)
Loss per common share (basic / diluted)	$(0.48)	$(0.10)

Non-GAAP Financial Measures
Adjusted net loss attributable to Charah Solutions, Inc.(1)	(5,693)	(1,971)
Adjusted loss per diluted share(1)	$(0.19)	$(0.07)
Adjusted EBITDA(1)	5,193	8,906
Adjusted EBITDA margin(1)	3.2%	5.5%

(1)	This is a non-GAAP financial measure; see explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below.
First Quarter 2020 Results
Revenue increased $1.4 million, or 0.8%, for the three months ended March 31, 2020 to $164.6 million as compared to $163.3 million for the three months ended March 31, 2019, driven by an increase in revenue in the Maintenance and Technical Services segment, partially offset by a decrease in revenue in the Environmental Solutions segment. Gross profit decreased $4.6 million, or 29.8%, for the three months ended March 31, 2020 to $10.8 million as compared to $15.4 million for the three months ended March 31, 2019, driven primarily by a decrease in revenue in our higher-margin Environmental Solutions segment. As a percentage of revenue, gross profit was 6.6% and 9.4% for the three months ended March 31, 2020 and 2019, respectively.
Environmental Solutions Segment. Environmental Solutions segment revenue decreased $21.7 million, or 37.2%, for the three months ended March 31, 2020 to $36.7 million as compared to $58.4 million for the three months ended March 31, 2019. The decrease in revenue was primarily driven by project completions in 2019 within our remediation and compliance services component, including the completion of the Brickhaven project resulting from the deemed termination during the second quarter of 2019. Gross profit for our Environmental Solutions segment decreased $4.4 million, or 53.4%, for the three months ended March 31, 2020 to $3.9 million as compared to $8.3 million for the three months ended March 31, 2019. The decrease in gross profit was primarily driven by project completions in 2019 within our remediation and compliance services component, including the completion of the Brickhaven project resulting from the deemed termination during the second quarter of 2019. As a percentage of segment revenue, segment gross profit was 10.5% and 14.2% for the three months ended March 31, 2020 and 2019, respectively.
Maintenance and Technical Services Segment. Maintenance and Technical Services segment revenue increased $23.1 million, or 22.0%, for the three months ended March 31, 2020 to $128.0 million as compared to $104.9 million for the three months ended March 31, 2019. The increase in revenue was primarily attributable to additional spring nuclear outage work in the three months ended March 31, 2020, and an increase in revenue from our fossil services offerings. Gross profit for our Maintenance and Technical Services segment decreased $0.2 million, or 2.3%, for the three months ended March 31, 2020 to $6.9 million as compared to $7.1 million for the three months ended March 31, 2019. The decrease in gross profit was primarily attributable to margin improvements within our nuclear services offerings during the three months ended March 31, 2019 that did not reoccur during the three months ended March 31, 2020, partially offset by an increase in gross profit from our fossil services offerings. As a percentage of segment revenue, segment gross profit was 5.4% and 6.8% for the three months ended March 31, 2020 and 2019, respectively.
Net loss attributable to Charah Solutions, Inc. increased $11.4 million, or 405.5%, for the three months ended March 31, 2020 to $14.3 million as compared to $2.8 million for the three months ended March 31, 2019. The increase was primarily attributable to a higher loss on extinguishment of debt, resulting from the Third Amendment to our existing credit facility, which we entered into on March 5, 2020, and the previously mentioned lower gross profit, partially offset by lower general and administrative expenses and interest expense, net. The decrease in general and administrative expenses was primarily attributable to reductions in staff and other cost-savings initiatives implemented by the Company, partially offset by $2.9 million in lower non-cash general and administrative expenses during the three months ended March 31, 2019 associated with the amortization of the purchase option liability due to the deemed termination of the Brickhaven contract. The decrease in interest expense, net was primarily attributable to lower debt balances during the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 and a $1.3 million decrease in the non-cash mark-to-market expense associated with the change in value of our interest rate swap, partially offset by an increase in interest rates related to the amendments to our credit facility.
Adjusted EBITDA(1) decreased $3.7 million, or 41.7%, to $5.2 million for the three months ended March 31, 2020 as compared to $8.9 million for the three months ended March 31, 2019.

Business Developments
The Company won $175 million in new awards on a project revenue basis in the first quarter of 2020, on top of the approximately $583 million in new awards won in 2019. Additionally, we increased revenue in the first quarter of 2020 from additional nuclear and fossil outage scope as well as the larger number of nuclear outage maintenance projects during the quarter. Notwithstanding the uncertainty and potential negative impacts of the COVID-19 virus, we expect the trend in new work awards, particularly in our Environmental Solutions segment, to continue as more of our utility customers address their growing environmental remediation requirements. We currently have over $3 billion in bids outstanding for new awards, and we see the potential for an additional $12 billion in new opportunities over the next twelve to eighteen months. As we have previously communicated, we continue to see an upward trend in coal ash regulation at the state level toward more prescriptive approaches than are required at the federal level and that dictate the means and methods for ash pond closures. Though the timing of future awards is difficult to determine, particularly during this period of extreme uncertainty related to COVID-19, we believe these recent accomplishments demonstrate we are well-positioned to benefit from the market momentum for responsibly recycling and remediating coal ash and capture a significant portion of the growing market opportunity. As we communicated during our year-end earnings communication, we do not include any uncontracted awards in our 2020 guidance.
Non-Compliance with NYSE Continued Listing Standard
The Company announced today that it was not in compliance with New York Stock Exchange (the “NYSE”) continued listing standards because our average market capitalization over a consecutive 30 trading-day period was less than $50 million and the stockholders’ equity of the Company was less than $50 million. As of May 7, 2020, Charah Solutions’ 30-trading day average market capitalization was $49.9 million and our stockholders’ equity as of March 31, 2020 was $38.8 million. In accordance with NYSE rules, we intend to notify the NYSE within ten business days of receipt of a notice of non-compliance (the “Notice”) that the Company intends to submit a plan to cure the deficiency. Under the NYSE rules, we have 45 days from the receipt of the Notice to submit a plan advising the NYSE of definitive actions we have taken, or are taking, that would bring the Company into conformity with continued listed standards within 18 months of receipt of the Notice. Within 45 days of receipt of the plan, the NYSE will make a determination as to whether the Company has made a reasonable demonstration of an ability to come into conformity with the relevant standards during the applicable cure period (the “Cure Period”). If the NYSE accepts the plan, Charah Solutions’ common stock will continue to be listed and traded on the NYSE during the Cure Period, subject to compliance with other continued listing standards, and the Company will be subject to quarterly monitoring by the NYSE for compliance with the plan. Charah Solutions’ common stock will continue to trade under the symbol “CHRA,” but will have an added designation of “.BC” to indicate the status of the common shares as “below compliance.”
The applicable Cure Period as specified in the NYSE rules is 18 months. However, in response to the significant volatility in the financial markets caused by the COVID-19 pandemic, on April 21, 2020, the SEC granted the NYSE’s rule making request to permit a tolling of the 18-month Cure Period for the Company and similarly situated companies until June 30, 2020, (the “Tolling Order”). Under the Tolling Order, the compliance period of any company in a Cure Period for non-compliance with the $50 Million standard was tolled until July 1, 2020. As a result, the Company’s Cure Period will not begin until July 1, 2020 if it receives the Notice prior to July 1, 2020.
The Company is taking appropriate steps pursuant to the NYSE listing standards to regain compliance within the prescribed timeframe. The Notice will not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements and does not conflict with or cause an event of default under any of the Company's material debt or other agreements.
2020 Guidance
We provide mission-critical services to a diversified base of customers, 80% of whom are investment-grade regulated utilities that must continue to produce power through the current economic uncertainties. Though we are not currently seeing significant disruptions to our on-going business due to the critical nature of our customers’ operations, the COVID-19 pandemic and resulting potential for significant business disruptions beyond our control, particularly the timing of new awards, have created a high level of uncertainty. For this reason, we are reaffirming our 2020 guidance at this time based solely on our booked backlog of business and executed contracts.
Our 2020 outlook has been reaffirmed as follows:

•	Revenues of $560 million

•	Net loss of $15 million

•	Adjusted EBITDA(1) of $37 million

•	Free cash flow positive(1)
This guidance is based on our current expectations of no material worsening of the COVID-19 pandemic, and specifically including, but not limited to, no material customer work stoppages, no significant employee absences, and no government-mandated quarantines. Any worsening of the COVID-19 pandemic could materially affect our 2020 outlook.

(1)	This is a non-GAAP financial measure; see explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below.
CONFERENCE CALL
Charah Solutions will host a conference call at 8:30 a.m. ET on Wednesday, May 13 to discuss the first quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

Participants may access the conference call live via webcast on the Investors section of the Charah Solutions website at ir.charah.com. To participate via telephone, please dial (877) 273-7219 within the United States or (647) 689-5395 outside the United States, approximately 15 minutes prior to the scheduled start time. The conference ID for the call is 1892196.
A webcast replay will be available on the Investors section of the Charah Solutions website at ir.charah.com after 8:30 a.m. ET on Wednesday, May 13, 2020. In addition, an audio replay will be available for one week following the call and will be accessible by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 1892196.
A supplementary presentation will also be available on the Investors section of the Charah Solutions website at ir.charah.com.
ABOUT CHARAH SOLUTIONS
With 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental and maintenance services to the power generation industry, with operations in fossil fuel and nuclear power generation sites across the country. Based in Louisville, Kentucky, Charah Solutions assists utilities with all aspects of managing and recycling ash byproducts generated from the combustion of coal in the production of electricity as well as routine power plant maintenance and outage services for the fossil fuel and nuclear power generation industry. The Company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash and slag sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit www.charah.com.

Investor Contact
Roger Shannon, Chief Financial Officer and Treasurer
Charah Solutions, Inc.
ir@charah.com
(502) 245-1353

Media Contact
Keaton Price
PriceWeber Marketing
media@charah.com
(502) 593-4692
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA and Adjusted EBITDA margin are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before loss on extinguishment of debt, interest expense, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal and start-up costs and expenses, Brickhaven termination revenue reversal, and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue.
Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. Management excludes the items listed above from net loss attributable to Charah Solutions, Inc. in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within Charah Solutions’ industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss attributable to Charah Solutions, Inc. determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Charah Solutions’

presentation of Adjusted EBITDA should not be construed as an indication that the Company’s results will be unaffected by the items excluded from Adjusted EBITDA. Charah Solutions’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. Charah Solutions uses Adjusted EBITDA margin to measure the success of the Company’s business in managing its cost base and improving profitability. A reconciliation between Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., Charah Solutions’ most directly comparable financial measure calculated and presented in accordance with GAAP, along with a calculation of the Company’s Adjusted EBITDA margin is included in the supplemental financial data attached to this press release.
Adjusted net loss attributable to Charah Solutions, Inc. and Adjusted loss per basic/diluted share are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted net loss attributable to Charah Solutions, Inc. as net loss attributable to Charah Solutions, Inc. plus, on a post-tax basis, loss on extinguishment of debt, non-recurring legal and start-up costs and expenses and transaction-related expenses and other items. Adjusted loss per basic/diluted share is calculated using Adjusted net loss attributable to Charah Solutions, Inc. Management excludes the items listed above to provide a more meaningful comparison of the Company’s operating performance when compared to prior periods. Adjusted net loss attributable to Charah Solutions, Inc. and Adjusted loss per basic/diluted share should not be considered as an alternative to, or more meaningful than, net loss attributable to Charah Solutions, Inc. or loss per basic/diluted share determined in accordance with GAAP. A reconciliation of Adjusted net loss attributable to Charah Solutions, Inc. and Adjusted loss per basic/diluted share to the most directly comparable financial measure calculated and presented in accordance with GAAP is provided in the supplemental financial data attached to this press release.
Free cash flow is not a financial measure determined in accordance with GAAP. We define free cash flow as cash flows from operating activities, less cash used for capital expenditures, net of proceeds. We exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The Company uses non-GAAP measures internally as a key performance measure of the results of operations for purposes of evaluating performance. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company’s core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP, and should not be considered as an alternative to, or more meaningful than, comparable financial measures as determined in accordance with GAAP as a measure of our operating results.

CHARAH SOLUTIONS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except par value amounts)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash	$26,310	$4,913
Restricted cash	1,215	1,215
Trade accounts receivable, net	78,890	50,570
Receivable from affiliates	82	390
Contract assets	27,159	20,641
Inventory	11,987	14,792
Income tax receivable	595	1,374
Prepaid expenses and other current assets	4,878	4,615
Total current assets	151,116	98,510
Property and equipment, net	79,796	85,294
Goodwill	74,213	74,213
Intangible assets, net	90,378	92,473
Equity method investments	4,781	5,078
Other assets	1,384	188
Total assets	$401,668	$355,756

Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	18,942	25,510
Contract liabilities	428	582
Notes payable, current maturities	37,563	34,873
Asset retirement obligation, current portion	7,836	9,944
Purchase option liability	7,110	7,110
Accrued liabilities	59,493	35,490
Other current liabilities	1,180	1,116
Total current liabilities	132,552	114,625
Deferred tax liabilities	1,492	1,492
Contingent payments for acquisitions	11,538	11,481
Asset retirement obligation	5,151	5,187
Line of credit	27,000	19,000
Notes payable, less current maturities	160,016	150,698
Other liabilities	1,000	—
Total liabilities	338,749	302,483

Commitments and contingencies (see Note 15)

Mezzanine equity
Series A Preferred Stock — $0.01 par value; 50,000 shares authorized, 26 shares issued and outstanding as of March 31, 2020; aggregate liquidation preference of $26,000 as of March 31, 2020	23,513	—

Stockholders’ equity
Retained losses	(47,252)	(33,002)
Common Stock — $0.01 par value; 200,000 shares authorized, 29,745 and 29,624 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	296	296
Additional paid-in capital	85,794	85,187
Total stockholders’ equity	38,838	52,481
Non-controlling interest	568	792
Total equity	39,406	53,273
Total liabilities, mezzanine equity and stockholders’ equity	$401,668	$355,756

CHARAH SOLUTIONS, INC.
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenue	$164,631	$163,258
Cost of sales	153,834	147,879
Gross profit	10,797	15,379
General and administrative expenses	12,756	13,985
Operating (loss) income	(1,959)	1,394
Interest expense, net	(3,630)	(5,052)
Loss on extinguishment of debt	(8,603)	—
Income from equity method investment	296	554
Loss before income taxes	(13,896)	(3,104)
Income tax benefit	—	(761)
Net loss	(13,896)	(2,343)
Less income attributable to non-controlling interest	354	476
Net loss attributable to Charah Solutions, Inc.	(14,250)	(2,819)
Accrued Series A Preferred Stock dividends	(111)	—
Net loss attributable to common stockholders	$(14,361)	$(2,819)

Loss per common share:
Basic	$(0.48)	$(0.10)
Diluted	$(0.48)	$(0.10)

Weighted-average shares outstanding used in loss per common share:
Basic	29,644	29,188
Diluted	29,644	29,188

CHARAH SOLUTIONS, INC.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(13,896)	$(2,343)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,524	6,257
Loss on extinguishment of debt	8,603	—
Paid-in-kind interest on long-term debt	237	—
Amortization of debt issuance costs	—	171
Deferred income tax benefit	—	(761)
Loss on sale of fixed assets	54	527
Income from equity method investment	(296)	(554)
Distributions received from equity investment	593	512
Non-cash share-based compensation	732	208
Loss on interest rate swap	64	1,362
Interest accreted on contingent payments for acquisition	57	67
Increase (decrease) in cash due to changes in:
Trade accounts receivable	(28,320)	(3,086)
Contract assets and liabilities	(6,672)	(8,916)
Inventory	2,724	1,331
Accounts payable	(6,379)	(4,757)
Asset retirement obligation	(2,143)	(1,847)
Other assets and liabilities	19,798	18,004
Net cash (used in) provided by operating activities	(18,320)	6,175

Cash flows from investing activities:
Proceeds from the sale of equipment	14	470
Purchases of property and equipment	(1,184)	(7,140)
Net cash used in investing activities	(1,170)	(6,670)

Cash flows from financing activities:
Net proceeds on line of credit	8,000	701
Proceeds from long-term debt	15,000	3,656
Principal payments on long-term debt	(5,095)	(3,721)
Payments of debt issuance costs	(935)	—
Taxes paid related to net settlement of shares	(14)	—
Net proceeds from issuance of convertible Series A preferred stock	24,509	—
Distributions to non-controlling interest	(578)	(582)
Net cash provided by financing activities	40,887	54
Net increase (decrease) in cash, cash equivalents and restricted cash	21,397	(441)
Cash, cash equivalents and restricted cash, beginning of period	6,128	6,900
Cash, cash equivalents and restricted cash, end of period	$27,525	$6,459

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$3,352	$3,358
Cash refunded during the year for taxes	780	—

Non-cash investing and financing transactions:
Changes in property and equipment included in accounts payables and accrued expenses	$676	$—
Sale of equipment through the issuance of a note receivable	1,450	—
Debt issuance costs included in accounts payable and accrued expenses	579	—
Series A Preferred Stock dividends payable included in accrued expenses	111	—
Series A Preferred Stock issuance costs included in accounts payable and accrued expenses	995	—

CHARAH SOLUTIONS, INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,		Change
	2020	2019	$	%
	(dollars in thousands)
Revenue:
Environmental Solutions	$36,665	$58,383	$(21,718)	(37.2)%
Maintenance and Technical Services	127,966	104,875	23,091	22.0%
Total revenue	164,631	163,258	1,373	0.8%
Cost of sales	153,834	147,879	5,955	4.0%
Gross Profit:
Environmental Solutions	3,852	8,267	(4,415)	(53.4)%
Maintenance and Technical Services	6,945	7,112	(167)	(2.3)%
Total gross profit	10,797	15,379	(4,582)	(29.8)%
General and administrative expenses	12,756	13,985	(1,229)	(8.8)%
Operating (loss) income	(1,959)	1,394	(3,353)	(240.5)%
Interest expense, net	(3,630)	(5,052)	1,422	28.1%
Loss on extinguishment of debt	(8,603)	—	(8,603)	100.0%
Income from equity method investment	296	554	(258)	(46.6)%
Loss before taxes	(13,896)	(3,104)	(10,792)	347.7%
Income tax benefit	—	(761)	761	(100.0)%
Net loss	(13,896)	(2,343)	(11,553)	493.1%
Less income attributable to non-controlling interest	354	476	(122)	(25.6)%
Net loss attributable to Charah Solutions, Inc.	$(14,250)	$(2,819)	$(11,431)	405.5%

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Charah Solutions, Inc. to Adjusted EBITDA
(in thousands)
(Unaudited)

We define Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before loss on extinguishment of debt, interest expense, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal costs and expenses and start-up costs, the Brickhaven contract deemed termination revenue reversal and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure.
The following table presents a reconciliation of Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., our most directly comparable financial measure calculated and presented in accordance with GAAP, along with our Adjusted EBITDA margin.

	Three Months Ended
	March 31,
	2020	2019
	(in thousands)
Net loss attributable to Charah Solutions, Inc.	$(14,250)	$(2,819)
Interest expense, net	3,630	5,052
Loss on extinguishment of debt	8,603	—
Income tax benefit	—	(761)
Depreciation and amortization	6,524	6,257
Elimination of certain non-recurring legal costs and expenses(1)	(264)	(746)
Equity-based compensation	732	208
Transaction-related expenses and other items(2)	218	1,715
Adjusted EBITDA	$5,193	$8,906
Adjusted EBITDA margin(3)	3.2%	5.5%

(1)
Represents non-recurring legal costs and expenses, which amounts are not representative of those that we historically incur in the ordinary course of our business. Negative amounts represent insurance recoveries related to these matters.

(2)	Represents expenses associated with the Amendment to the Credit Facility, SCB transaction expenses, executive severance costs, IPO-related costs, and other miscellaneous items.

(3)
Adjusted EBITDA margin is a non-GAAP financial measure that represents the ratio of Adjusted EBITDA to total revenue. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Charah Solutions, Inc. to
Adjusted Net Loss Attributable to Charah Solutions, Inc. and Adjusted Loss per Diluted Share
(in thousands)
(Unaudited)

Adjusted net loss attributable to Charah Solutions, Inc. and Adjusted loss per basic/diluted share are non-GAAP financial measures. We define Adjusted net loss attributable to Charah Solutions, Inc. as net loss attributable to Charah Solutions, Inc. plus, on a post-tax basis, loss on extinguishment of debt, non-recurring legal costs and expenses, non-recurring start-up costs and expenses, and transaction-related expenses and other items. Adjusted loss per basic/diluted share is based on Adjusted net loss attributable to Charah Solutions, Inc.
The following represents a reconciliation of net loss attributable to Charah Solutions, Inc., our most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted net loss attributable to Charah Solutions, Inc. and Adjusted loss per basic/diluted share.

	Three Months Ended
	March 31,
	2020	2019
Net loss attributable to Charah Solutions, Inc.	$(14,250)	$(2,819)
Income tax benefit	—	(761)
Loss on extinguishment of debt	8,603	—
Elimination of certain non-recurring legal costs and expenses(1)	(264)	(746)
Transaction-related expenses and other items(2)	218	1,715
Adjusted loss before income taxes attributable to Charah Solutions, Inc.	$(5,693)	$(2,611)
Adjusted income tax benefit(3)	—	(640)
Adjusted net loss attributable to Charah Solutions, Inc.	$(5,693)	$(1,971)
Weighted-average basic / diluted share count(4)	29,644	29,374
Adjusted loss per diluted share	$(0.19)	$(0.07)

(1)
Represents non-recurring legal costs and expenses, which amounts are not representative of those that we historically incur in the ordinary course of our business. Negative amounts represent insurance recoveries related to these matters.

(2)	Represents SCB transaction expenses, executive severance costs, IPO-related costs, expenses associated with the amendments to the Credit Facility and other miscellaneous items.

(3)
Represents the effective income tax rate of 0.0% and 24.5% for three months ended March 31, 2020 and 2019, respectively, multiplied by adjusted loss before income taxes attributable to Charah Solutions, Inc.

(4)
As a result of the adjusted net loss per share for the three months ended March 31, 2020 and 2019, the inclusion of all potentially dilutive shares would be anti-dilutive. Therefore, dilutive shares (in thousands) of 3,012 and 991 were excluded from the computation of the weighted-average shares for diluted adjusted net loss per share for the three months ended March 31, 2020 and 2019, respectively.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Cash Flows from Operating Activities to Free Cash Flow
(in thousands)
(Unaudited)

We define free cash flow as cash flows from operating activities, less cash used for capital expenditures, net of proceeds. We exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The following represents a reconciliation of net cash (used in) provided by operating activities to free cash flow, our most directly comparable financial measure calculated and presented in accordance with GAAP. The presentation of free cash flow is not meant to be considered in isolation or as an alternative to net cash provided by (used in) operating activities as a measure of liquidity.

	Three Months Ended
	March 31,
	2020	2019
Net cash (used in) provided by operating activities	$(18,320)	$6,175
Capital expenditures, net of proceeds:
Maintenance and growth(1)	(868)	(3,514)
Technology	(302)	(3,156)
Total capital expenditures	(1,170)	(6,670)
Free cash flow	$(19,490)	$(495)

(1)	Proceeds of $14 and $470 were included in maintenance and growth capital expenditures for the three months ended March 31, 2020 and 2019, respectively.